The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885

 October 5, 2018

Board of Directors

Leader Capital Holdings Corp.

Rm. 3, 9F., No.910, Sec. 2, Taiwan Blvd.

Xitun Dist., Taichung City 407, Taiwan (R.O.C.)

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Dear Board of Directors:

I have been requested to issue my opinion as to the legal status of common shares of Leader Capital Holdings Corp. (the “Company”) which have been registered on Form S-1 under the Securities Act of 1933, as amended and declared effective on February 22, 2018 , (the “Registration Statement”) for sale by existing stockholders and the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. The Registration Statement relates to the proposed sale of up to 3,000,000 shares of common stock held by the Company and 4,015,395 shares of common stock held by the Selling Shareholders (the “Shares”).

I have, in connection with that request, examined the Articles of Incorporation, By-laws of the Company, the registration statement on Form S-1, and reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photo static copies. I have also assumed that signing parties have had the power, corporate or other, to sign all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me it is my opinion that the Shares to be offered and sold by existing stockholders pursuant to the Registration Statement are duly and validly authorized and issued, fully-paid and non-assessable common shares of the Company. I am further of the opinion that the Shares to be to be offered by the Company, when issued in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

I will be available to respond to any questions the Staff of the Securities and Exchange Commission or the Company, may have about the opinions expressed herein or the facts upon which they are based.

CONSENT

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and in any amendment thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/
Aaron D. McGeary